EXHIBIT 99.1

Immediate Release

John Ge
262.636.8434
j.ge@na.modine.com

Modine Reports Significant Improvement In Fourth Quarter Financial Results

RACINE, Wis., May 5, 2003 -- Modine Manufacturing Company (NASDAQ: MODI) today reported notable improvement in its financial results for the fourth quarter and fiscal year ended March 31, 2003. Sales for the fourth quarter increased 7.6% to $272.6 million from $253.4 million reported a year ago. Net earnings for the quarter improved significantly to $8.1 million, or $0.24 per fully diluted share, an increase of 60.3% compared with $5.0 million, or $0.15 per fully diluted share for the same period a year ago. Income from operations increased 379% to $11.7 million from $2.4 million in the previous year. Modine was able to achieve this significant improvement in financial results through increased sales volume and progress made in a number of strategic initiatives. The successful completion of the restructuring plan as well as continued focus on lean manufacturing and operational improvements resulted in a year-over-year increase in gross margin to 25.3% from 22.7% for the fourth quarter. Selling, general, and administrative expenses were also reduced to 21.0% of sales compared to 22.1% of sales for the same period last year.

Sales for the full year increased 2.1% to $1,092.1 million from $1,069.2 million a year ago. Income from operations rose 72.0% to $53.1 million compared with $30.9 million last year. Earnings before the cumulative effect of accounting change increased 47.2% to $34.4 million, or $1.02 per fully diluted share, from $23.3 million, or $0.70 per fully diluted share a year ago. Net earnings after taking into effect the accounting change were $12.7 million, or $0.38 per fully diluted share. For the year, Modine increased gross margin to 25.0% from 24.2%. Both Modine's fourth quarter and full year financial results were positively impacted by favorable currency exchange rates, primarily the stronger Euro, which added $15.7 million and $34.3 million, respectively, to the quarterly and full year sales. The positive currency exchange effect on pre-tax earnings for the quarter and the year was $1.7 million and $3.3 million, respectively.

"Modine faced a challenging operating environment this year with difficult conditions in the off-highway, aftermarket, and electronics markets. We are pleased with the progress, despite these challenges, that resulted in increased sales and earnings for the year," said David B. Rayburn, Modine's President and Chief Executive Officer. "The primary focus of Modine's near-term strategy has been improving profitability. I am proud of the organization as we have successfully launched a number of new programs, achieved sales volume increases in several markets, and completed the restructuring plan. We spent less than we anticipated and the restructuring will provide higher savings than we initially projected. Our employees' hard work has resulted in improved financial results for this quarter and fiscal year 2003."

Effective with the first quarter of fiscal 2003, Modine adopted Financial Accounting Standard (FAS) 142, "Goodwill and Other Intangible Assets," and took a related goodwill impairment charge of $21.7 million (net of $1.1 million income tax benefit). Modine's current fiscal year financial results also contain a net cost of $1.8 million, on an after-tax basis, from restructuring adjustments, other closure costs, and the sale of closed facilities. In addition, Modine's prior fiscal year financial results included a number of significant items. These items and the after-tax impact on the Company's financial results are: restructuring and other closure costs ($8.7 million), the favorable change in estimate in the workers' compensation reserve ($4.0 million), Thermacore acquisition costs ($3.1 million), goodwill amortization expense ($4.6 million), and the gain on the sale of an aircraft ($1.9 million).

Segment Data and Performance.

Full year sales for the Original Equipment segment increased 2.7% to $469.4 million from $457.0 million a year ago. Operating income rose 15.4% percent to $76.4 million from $66.2 million in the previous year. This segment's sales were positively impacted by growth in the North American automotive and truck businesses. However, Modine's off-highway and industrial markets experienced lower sales this year due to softer market conditions for construction and power generation equipment.

Yearly sales for the Distributed Products segment decreased 7.6% to $348.8 million from $377.3 million a year ago. Operating income declined 52.4% to $3.4 million from $7.2 million in the previous year. Sales for the segment were negatively impacted by challenging conditions in the aftermarket and electronics markets. However, performance improvements in Modine's building HVAC (heating, ventilating, and air conditioning) business had a positive impact on this segment's operating income, despite modestly lower year-over-year sales in this market.

Both the automotive and heavy-duty businesses in Europe recorded increased sales and operating income this year. Yearly sales for the European Operations segment increased 10.7% to $333.0 million from $300.8 million a year ago, with a large part due to the positive impact of the stronger Euro. Operating income increased 72.1% to $37.4 million from $21.7 million in the previous year.

Strong Balance Sheet and Cash Flow.

During the fiscal year, Modine was able to further strengthen its balance sheet and continue to generate strong operating cash flow. Working capital (excluding cash and short-term debt) declined by $12.9 million from the beginning of the fiscal year. Total debt was reduced $39.2 million or 26.0% during the period and Modine ended the year with $77.2 million in cash, a 2.4% increase from the beginning of the year. For the third consecutive year, Modine generated more than $100 million in operating cash flow, which allowed the Company to reduce debt to $111.2 million and its debt to capital ratio to 17.3%. At $50.5 million, Modine continues to hold capital expenditures below depreciation. "A strong balance sheet and high levels of cash flow give us a competitive advantage and provide us a great deal of flexibility to pursue growth. We are well positioned for the future as our financial condition continues to be sound and stable," continued Rayburn.

Encouraging Fiscal 2004 Outlook.

Modine expects to continue the positive trends established in the second half of fiscal 2003. "Although we do not anticipate recovery in Modine's markets for fiscal 2004, we do expect additional growth in both sales and earnings, as we benefit from new business, cost reductions, and continued operational improvements," added Rayburn. "We expect operating cash flow to remain strong and more than sufficient to meet future funding requirements. I am excited about Modine's future prospects, and confident about the ability of our management team and our employees."

Fourth Quarter Webcast.

Modine's executive management team will conduct a live audio webcast on Tuesday, May 6, 2003 at 9:00 a.m. (EDT) to discuss additional details regarding the Company's performance for the fourth quarter and fiscal year 2003. The session may be accessed at modine.com. A replay will be available on Modine's website after the webcast.

Modine specializes in thermal management, bringing heating and cooling technology to diversified markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. Modine can be found on the Internet at modine.com.

This news release contains statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, including but not limited to the following: international economic changes and challenges in the markets where Modine operates and competes (including currency exchange rates, tariffs, inflation, and restrictions associated with importing and exporting and foreign ownership); international political factors, which can have a negative impact on consumer confidence and, in turn, international economic growth; competitive pressures on sales and pricing resulting in an unexpected reduction in Modine's share of industry sales; increases in production or material costs that cannot be recouped in product pricing; the cyclical nature of the vehicular industry; the impact of weather on Modine's ability to sell its heat transfer products; work stoppages at Modine or its major customers; market acceptance and demand for new products and technologies, and the ability of Modine's customers and suppliers to achieve projected sales and production levels; unanticipated product or manufacturing difficulties, including unanticipated warranty claims; unanticipated delays or modifications initiated by major customers with respect to product applications or requirements; the impact of environmental laws and regulations on Modine's business and the business of Modine's customers; and other risks and uncertainties identified by the Company in public filings with the Securities and Exchange Commission.

Modine does not assume any obligation to update any of these forward-looking statements.